Exhibit 99.1

Boxabl Bolsters Treasury with Acquisition of 10 Bitcoin

Initial Bitcoin Purchase Demonstrates Execution of Treasury Strategy Previously Announced in May

Boxabl Inc. (“Boxabl” or the “Company”), a leading innovator in modular home manufacturing, announces the acquisition of 10 Bitcoin (“BTC”) as part of its established treasury reserve strategy. This move underscores Boxabl’s commitment to diversifying its financial reserves with assets aligned to its long-term vision.

Boxabl first adopted its BTC treasury reserve strategy in May 2025, enabling the company to hold a portion of its assets in Bitcoin to hedge against inflation, diversify its portfolio, and preserve long-term value (Press Release). The 10 BTC were purchased at an average price of approximately $107,800 per BTC, reinforcing Boxabl’s financial position as it scales its operations and delivers affordable housing solutions globally.

“Integrating Bitcoin into our treasury reflects our forward-thinking financial strategy,” said Galiano Tiramani, Co-CEO of Boxabl. “This acquisition reinforces our confidence in Bitcoin’s long-term value and supports our mission to build a resilient and innovative company capable of navigating dynamic economic conditions.”

In parallel with its treasury initiatives, Boxabl recently announced that it has entered into a definitive merger agreement with FG Merger II Corp. (Nasdaq: FGMC), a special purpose acquisition company. The transaction is expected to result in Boxabl becoming a publicly traded company on Nasdaq under the ticker symbol “BXBL.” The proposed merger values Boxabl at approximately $3.5 billion and included no minimum cash conditions to close. See the Form 8-K filed on August 5th, 2025 with the Securities and Exchange Commission for additional information (https://www.sec.gov/ix?doc=/Archives/edgar/data/1816937/000110465925073950/tm2522586d1_8k.htm). For Important Information and Disclaimers Related to the Transaction Click Here: https://www.boxabl.com/disclosure

Boxabl continues to balance traditional assets with innovative investments—including Bitcoin—to support its operational goals, notably the production of its flagship Casita modular home and expansion into new markets. The company has raised over $230 million from more than 50,000 investors to date, further solidifying its financial foundation and positioning itself for long-term growth.

About BOXABL

BOXABL is a Las Vegas-based technology company dedicated to transforming the housing industry through innovative manufacturing and design. With a focus on affordability, sustainability, and scalability, BOXABL’s patented technology enables the mass production of high-quality, cost-effective homes. The company has attracted over 50,000 investors and raised more than $200 million to support its vision of addressing the global housing crisis.

For more information about BOXABL and its mission, visit www.boxabl.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding BOXABL’s board search, public company transition, and proposed business combination with a SPAC. These statements are subject to risks and uncertainties, and actual results may differ materially. For more information on these risks, please refer to BOXABL’s filings with the Securities and Exchange Commission.

Cryptocurrency and Treasury Strategy Risks

The acquisition and holding of cryptocurrency, such as Bitcoin, as part of a corporate treasury strategy introduces several significant risks that should be carefully considered and disclosed. Bitcoin and other digital assets are subject to extreme price volatility, which can materially impact the value of the company’s reserves and overall financial position. In addition, the regulatory landscape for cryptocurrencies remains uncertain and is subject to rapid change, potentially affecting the company’s ability to hold, transact, or account for these assets in the future. There are also operational and security risks associated with the custody and management of digital assets, including the potential for loss or theft due to cyberattacks or inadequate internal controls. Furthermore, accounting for cryptocurrency holdings may present challenges, as current standards may not fully address the unique characteristics of these assets, leading to potential inconsistencies in financial reporting.